UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 4, 2005
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 1.01. ENTRY INTO A MATERIAL BUSINESS DEFINITIVE AGREEMENT
     On October 4, 2005, F.N.B. Corporation’s (“F.N.B.”) bank subsidiary, First National Bank of Pennsylvania (“FNBPA”) entered into employment agreements (the “Agreements”) with F.N.B.’s Corporate Secretary, David B. Mogle and Chief Legal Officer, James G. Orie (individually referred to as the “Officer” and together referred to as “Officers”). Both Agreements are effective as of October 4, 2005, and have initial terms of two years. Under the Agreements, Mr. Mogle and Mr. Orie are entitled to annual base salaries of One Hundred Sixty One Thousand Four Hundred Seventy-Two Dollars and One Hundred Fifty Thousand Dollars, respectively, and both Officers are eligible to participate in FNBPA’s executive incentive bonus program. On the anniversary date of the Agreements, and each successive anniversary date thereafter, the Agreements will automatically renew for an additional one (1) year term unless either party notifies the other, at least sixty days prior to such anniversary date, that they do not wish to renew the Agreement. In the event the employment of the Officer is terminated without cause (as defined in the Agreement), the Officer is entitled to continuation of his base salary then in effect for a maximum of twenty-four months (“Severance Period”); however, should the Officer obtain other employment during the Severance Period such payments will cease on the later of twelve months after termination of employment or when the Officer obtains other employment. Both Agreements contain a confidentiality obligation, a covenant not to compete and a commitment not to solicit any F.N.B. or FNBPA employees or executives for a period up to two years following the date of termination.
The foregoing description of the Officers’ Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which shall be filed as Exhibits to F.N.B.’s upcoming third quarter SEC Form 10Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/Brian F. Lilly

Name: Title:	Brian F. Lilly Chief Financial Officer (Principal Financial Officer)
Dated: October 6, 2005